Exhibit 99.1

Hour Loop Reports Third Quarter 2022 Results

Demonstrates Strong Execution Despite Challenging Macroeconomic Environment and Unfavorable e-Commerce Environment

Raises Full Year 2022 Revenue Guidance Range of $91 million to $100 million

Redmond, WA, Nov 14, 2022 – Hour Loop, Inc. (NASDAQ: HOUR) (“Hour Loop”), a leading online retailer, announces its financial and operational results for the third quarter ended September 30, 2022.

Financial Highlights for Third Quarter 2022:

●	Total revenues increased 68.4% and 18.6% to $17.6 million, compared to $10.4 million in the year-ago period and $14.8 million for the second quarter of 2022, respectively.
●	Net income totaled $0.15 million, compared to $0.30 million in the year-ago period and net loss of $0.31 million for the second quarter of 2022.
●	Cash used in operating activities for the nine months ended September 30, 2022, was $14.5 million, compared to cash provided by operating activities $1.6 million in the year-ago period.

Management Commentary

“We are pleased to report our strong third quarter results, in which we saw accelerated revenue growth and a return to profitability,” said Sam Lai, CEO of Hour Loop, “We take the long term view on growth, which is why we strategically front loaded our investment in the first half of the year. Our headcount grew from 67 to 191 and our inventories grew from $7 million to $21 million. This put tremendous pressure on our bottom line in a very challenging year for e-commerce. Nevertheless, we executed well and continue to position the business for long-term growth and value creation.”

Third Quarter 2022 Financial Results

Total revenues in the third quarter of 2022 were $17.6 million compared to $10.4 million in the year-ago period and $14.8 million for the second quarter of 2022, respectively. The increase was primarily due to continued growth and maturity in our operating model, despite a continuation in overall e-commerce traffic slowdown.

Gross profit percentage increased 1.58% to 54.43%, compared to 52.85% of total revenues in the comparable period a year ago but decreased from 56.46% for the second quarter of 2022. The quarter-over-quarter increase was a function of our aggressive growth initiatives and a heightened inflationary environment causing higher cost of goods sold, increased FBA fees, and strong competition.

Operating expenses increased 78.8% to $9.5 million compared to $5.3 million in the year- ago period. This was a function of increased platform fees paid to Amazon, and a significant increase in our labor force.

Net income in the third quarter was $0.15 million, or $0.005 per diluted share, compared to $0.30 million, or $0.009 per diluted share, in the comparable year-ago period. The decrease was driven by increased costs and expenses as a result of the reasons mentioned above. Nevertheless, the Company was able to quickly bounce back to profitability after net loss for consecutive two quarters.

As of September 30, 2022, the Company had $1.7 million in cash and cash equivalents, compared to $10.6 million as of December 31, 2021. This decrease was driven by the growth of inventory and labor force.

Inventories as of September 30, 2022, were $21.4 million compared to $7.0 million as of December 31, 2021. The Company intentionally invested heavily in inventories for strategic reasons.

Full Year 2022 Financial Outlook

For the full year 2022, the Company is raising its guidance for gross revenue to be in the range of $91 million to $100 million, representing 36% to 50% year-over-year growth.

About Hour Loop, Inc.

Hour Loop is an online retailer engaged in e-commerce retailing in the U.S. market. It has operated as a third-party seller on www.amazon.com and has sold merchandise on its website at www.hourloop.com since 2013. The Company expanded its operations to www.walmart.com in October 2020. To date, the Company has generated practically all of its revenue as a third-party seller on www.amazon.com and only a negligible amount of revenue from its own website and Walmart. Hour Loop manages more than 100,000 stock-keeping units (“SKUs”). Product categories include home/garden décor, toys, kitchenware, apparels, and electronics. The Company’s primary strategy is to bring most of its vendors product selections to the customers. It has advanced software that assists the Company in identifying product gaps so it can keep such products in stock year-round including the entirety of the last quarter (holiday season) of the calendar year. In upcoming years, Hour Loop plans to expand its business rapidly by increasing the number of business managers, vendors and SKUs.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” including with respect to the Company’s business strategy, product development and industry trends. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to the Company on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in the Company’s filings with the Securities and Exchange Commission, as the same may be updated from time to time. Thus, actual results could be materially different. The Company undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, after the date of this release, except as required by law.

Investor Contact

Finance Department

finance@hourloop.com

HOUR LOOP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of Sep 30, 2022 (Unaudited) and December 31, 2021

	September 30,	December 31,
	2022	2021
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,704,106	$10,592,572
Accounts receivable, net	263,425	125,991
Inventory, net	21,358,386	7,041,864
Prepaid expenses and other current assets	856,543	965,298
Total current assets	24,182,460	18,725,725

Property and equipment, net	238,403	15,667
Deferred tax assets	312,197	45,488
Right-of-use lease assets	518,575	30,111

TOTAL ASSETS	$25,251,635	$18,816,991

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt	$630,915	$-
Accounts payable	11,013,769	9,539,258
Accrued expenses and other current liabilities	1,129,555	1,282,161
Due to related parties	4,316,211	5,214,794
Income taxes payable	126,333	126,333
Current operating lease liabilities	372,579	-
Total current liabilities	17,589,362	16,162,546

Non-current liabilities
Long-term operating lease liabilities	151,314	-
Total liabilities	17,740,676	16,162,546
Commitments and contingencies		-

Stockholders’ equity
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding as of September 30, 2022 and December 31, 2021	-	-
Common stock: $0.0001 par value, 300,000,000 shares authorized, 35,047,828 and 33,300,000 shares issued and outstanding as of September 30, 2022 and December 31, 2021, respectively	3,505	3,330
Additional paid-in capital	5,660,321	4,291
Retained earnings	1,846,605	2,654,695
Accumulated other comprehensive income (loss)	528	(7,871)
Total stockholders’ equity	7,510,959	2,654,445

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$25,251,635	$18,816,991

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

HOUR LOOP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

For the Periods Ended September 30, 2022 and 2021

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Revenues, net	$17,556,053	$10,425,111	$44,710,554	$31,391,254
Cost of revenues	(7,999,769)	(4,915,116)	(20,340,948)	(13,855,109)

Gross profit	9,556,284	5,509,995	24,369,606	17,536,145

Operating expenses
Selling and marketing	7,779,145	4,427,774	19,785,872	13,058,566
General and administrative	1,740,427	896,993	5,692,033	2,359,500
Total operating expenses	9,519,572	5,324,767	25,477,905	15,418,066

Income (loss) from operations	36,712	185,228	(1,108,299)	2,118,079

Other (expenses) income
Other expense	(6,651)	(877)	(16,045)	(5,501)
Interest expense	(22,876)	(20,005)	(127,001)	(30,333)
Other income	155,983	106,990	176,676	161,494
Total other income (expenses), net	126,456	86,108	33,630	125,660

Income (loss) before income taxes	163,168	271,336	(1,074,669)	2,243,739
Income tax (expense) benefit	(12,963)	24,770	266,579	24,770

Net income (loss)	150,205	296,106	(808,090)	2,268,509

Other comprehensive income (loss)
Foreign currency translation adjustments	12,441	(6,750)	8,399	(6,301)

Total comprehensive income (loss)	$162,646	$289,356	$(799,691)	2,262,208

Basic and diluted income (loss) per common share	$0.01	$0.01	$(0.02)	0.07
Weighted-average number of common shares outstanding	33,300,058	33,300,000	34,973,580	33,300,000

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

HOUR LOOP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2022 and 2021

(Unaudited)

	Nine Months Ended September 30,
	2022	2021

Cash flows from operating activities
Net (loss) income	$(808,090)	$2,268,509
Reconciliation of net (loss) income to net cash (used in) provided by operating activities:
Depreciation expenses	39,993	-
Noncash lease expenses	212,126	52,668
Distribution to director and supervisor	76,013	-
Changes in operating assets and liabilities:
Accounts receivable	(137,434)	68,422
Inventory	(14,316,522)	(1,146,755)
Prepaid expenses and other current assets	(734,121)	(167,231)
Accounts payable	1,474,511	1,132,211
Accrued expenses and other current liabilities	(152,606)	(598,828)
Operating lease liabilities	(179,701)	(34,532)
Net cash (used in) provided by operating activities	(14,525,831)	1,574,464

Cash flows from investing activities:
Purchases of property and equipment	(268,342)	-
Net cash used in investing activities	(268,342)	-

Cash flows from financing activities:
Net advances from related parties	(898,583)	67,291
Capital contribution	-	2,800
Distribution to stockholders	-	(2,132,000)
Issuance of shares	5,580,192	-
Prepaid expenses	576,168	-
Net change in line of credit	630,915	(27,012)
Net cash provided by (used in) financing activities	5,888,692	(2,088,921)

Effect of changes in foreign currency exchange rates	17,015	(134)

Net change in cash and cash equivalents	(8,888,466)	(514,591)

Cash and cash equivalents at beginning of year	10,592,572	4,968,064

Cash and cash equivalents at end of year	$1,704,106	$4,453,473

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income tax	$-	$-
Noncash investing and financing activities:
Right-of-use of assets and operating lease liabilities recognized	$688,440	$-
Noncash distribution to stockholders	$76,013	$-

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.